Bonds.com Group, Inc. 8-K
Exhibit 10.7

SEPARATION AGREEMENT

This is a SEPARATION AGREEMENT (this “Agreement”) dated as of December 5, 2011, between MICHAEL O. SANDERSON (“Executive”) and BONDS.COM GROUP, INC., a Delaware corporation (“the Company”).

Executive was employed by the Company.  The Company and the Executive have agreed to end their relationship on terms that are mutually agreeable.

Executive and the Company agree that Executive’s separation from the Company is effective as of his last day of work, December 29, 2011 (the “Separation Date”).  Executive will be paid his normal salary through the Separation Date, less all legally required deductions.

The Company will provide Executive with financial benefits and other consideration in return for Executive’s execution of this Agreement and the release Executive is providing under this Agreement.

Accordingly, in consideration of the mutual promises set forth below, the Company and the Executive agree as follows:

1. Recitals.  The parties agree that the above Recitals are true and correct and are incorporated into this Agreement by reference.

2. Severance Compensation and Benefits.  The Company shall pay to Executive severance at the rate of $200,000 per annum (his current base salary) for eighteen months (“the Severance Period”)  for a total gross amount of $300,000.00 (less ordinary payroll deductions) (“the Severance Compensation”).  Additionally, the Company shall reimburse Executive’s COBRA premiums for continued health insurance coverage for the Executive and his dependents through the end of the Severance Period (such reimbursement to be made promptly upon Executive’s submission of proof of payment by the Executive) or until such earlier date as Executive is eligible for substantially similar health insurance benefits from a subsequent employer, but only if providing such benefit is permitted under applicable law and does not result in excise taxes, fines or penalties for the Company or the Company’s group health insurance plan (collectively with the Severance Compensation, the “Severance Payments”).  The parties acknowledge and agree that this is the severance employee is otherwise entitled to pursuant to Sections 4(b)(i) and (iv) of the Prior Employment Agreement (as defined below). The Severance Compensation will be paid on a periodic basis over the Severance Period in accordance with the Company’s normal payroll practices in effect as of the Separation Date.  Payment of the Severance Compensation will not commence until the first available payroll date after the Revocation Period referenced in Section 6 of this Agreement has expired, will be distributed by Company check mailed to Executive’s address (as noted in Section 19 of this Agreement), and payment of the Severance Payments are contingent upon Executive’s satisfactorily performing his obligations under this Agreement.  Specifically, if Executive has not satisfactorily performed all of his obligations under this Agreement, then Executive will not be entitled to any Severance Payments and the Company shall not pay the Severance Payments; or, if such Severance Payment has already been paid, Executive shall be required to reimburse the Company in the full amounts paid.

3. Return of All Company Property.  No later than seven (7) days after the Separation Date, Executive shall return in good condition to the Company all property of the Company that has yet to be returned that was or is in his possession or under his control, but Executive shall be permitted to keep his laptop.  In addition, Executive shall return to the Company on a computer disk any electronically stored confidential information that is the property of the Company, including but not limited to any data and files Executive has stored on his home or other computer or on a portable storage device; Executive shall also permanently and completely delete and remove such electronically stored information from wherever it is stored and provide written verification of doing so.

4. Miscellaneous.

4.1. Effective as of the Separation Date, Executive agrees that he shall have no authority to and shall not enter or attempt to enter into any agreements with third-parties on behalf of or purportedly on behalf of the Company.  Executive shall also not represent himself as being employed by or associated with the Company.  Executive further understands and agrees that he will receive no further compensation or benefits as a Company employee or otherwise due to him under his Prior Employment Agreement (as defined below).

4.2. Executive shall refrain from making any disparaging statements, written or oral, in any forum or media, regarding the Company or its executives, managers, directors, officers, employees, shareholders, affiliates, policies, products, processes, operations, or facilities.

4.3. From the Separation Date to the expiration of the Severance Period, Executive shall make himself available to the extent reasonably requested by the Company for the purpose of transitioning his duties, responsibilities, and any tasks or projects in which he was involved during his employment. Such services will be performed solely in a consultant, independent contractor capacity.  The Company will not be required to pay Executive for any such work performed, but shall pay all necessary and reasonable travel and lodging expenses associated with such work.  All reimbursements made in conjunction with the foregoing are subject to Executive timely providing adequate written proof of expenses and time (as applicable) spent.

4.4. Before and after the Separation Date, Executive shall cooperate with the Company, its Subsidiaries and their respective Affiliates in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company, any Subsidiary or any of their respective Affiliates (including, without limitation, Executive being available to the Company, its Subsidiaries and their respective Affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s, any Subsidiary’s or any of their respective Affiliates’ request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company, its Subsidiaries and their respective Affiliates all pertinent information and turning over to the Company, its Subsidiaries and their respective Affiliates all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).  In the event the Company, any of its Subsidiaries or their respective Affiliates require Executive’s cooperation in accordance with this Section following the Separation Date, the Company shall pay Executive a per diem reasonably determined by the Board and reimburse Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

4.5. Executive was awarded options to purchase shares of the Company’s Common Stock on July 14, 2011 pursuant to a Notice of Stock Option Grant and a Stock Option Agreement, dated as of July 14, 2011, among the Company and the Executive (the “Option Agreement”).  A copy of the Option Agreement is attached hereto as Exhibit A.  The Executive and the Company acknowledge and agree that Executive’s employment is being terminated by Executive for Good Reason and Section 5(b)(ii) of the Option Agreement shall apply with respect to the continued vesting and exercise of such option after Executive’s termination.  Executive acknowledges and agrees that (a) his last quarterly vesting date was September 30, 2011 and no further quarterly vesting will occur on or prior to the Separation Date, and (b) no Change of Control (as referenced in the Option Agreement) has occurred prior to this termination.

5. Release and Covenant Not to Sue.

5.1. Executive’s Release of Company.  Executive, for himself and his heirs, successors, and assigns, and anyone claiming by or through them (collectively, the “Releasing Parties”), irrevocably and unconditionally releases, waives, and forever discharges Bonds.com Group, Inc., Bonds.com Holdings, Inc., Bonds.com, Inc., each of their respective parents, subsidiaries and affiliates, and each of their and their respective parents’, subsidiaries’, and affiliates’ respective directors, officers, agents, attorneys, present and former employees, partners, investors, shareholders, insurers, predecessors, successors, assigns, and representatives (the “Released Parties”), from any and all actual or potential claims, complaints, liabilities, obligations, promises, actions, causes of action, liabilities, agreements, damages, costs, debts, and expenses of any kind, whether known or unknown, that the Releasing Parties have ever had or now have from the beginning of time through the date Executive executes this agreement (collectively, the “Released Claims”).  Without limitation, the Released Claims include all claims arising out of, related to or connected with Executive’s employment, the termination of his employment, or the payment of wages, salary, or any other benefit Executive received or claims he should have received in connection with his employment; all claims under Title VII of the Civil Rights Act of 1964, as amended; (42 U.S. C. § 2000e, et seq.); the Civil Rights Acts of 1866, 1871 and 1991, all as amended; 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, as amended (29 U.S.C. § 2601, et seq.); the Americans With Disabilities Act, as amended (42 U.S.C. § 12101, et seq.); the Rehabilitation Act of 1973, as amended (29 U.S.C. § 793-94); the Fair Labor Standards Act, as amended (29 U.S.C. § 201, et. seq.); the Equal Pay Act of 1963, as amended (29 U.S.C. § 206); the Employee Retirement Income Security Act, as amended (29 U.S.C. § 1001, et seq.); the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. § 1161, et seq.); the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.); the Older Workers Benefit Protection Act of 1990 (29 U.S.C. § 623); the National Labor Relations Act (NLRA); the Occupational Safety and Health Act (OSHA); any federal or state whistle-blower statute or regulation; any law, rule or regulation of the State of New York, including but not limited to, the New York Human Rights Law; any other state law, rule or regulation of any other state; any local ordinance; workers' compensation statutes; any other federal, state or local statute, rule, regulation or ordinance; any obligations under, arising out of, or related to Executive’s Employment Agreement dated February 2, 2011 and any and all prior versions or amendments thereto; any obligations under, arising out of, or related to any other actual or quasi-contract, including but not limited to, salary payments, bonus payments, benefits; common law claims, including but not limited to claims of intentional or negligent infliction of emotional distress, negligent hiring, retention, training or supervision, defamation, invasion of privacy, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, breach of express or implied contract, promissory estoppel, negligence or wrongful termination of employment; any claims for or to past or future unpaid salary, commissions, bonuses, incentive payments, expense reimbursements, health care benefits, life insurance, disability insurance and any other income or benefits the Releasing Parties received or claim they should receive; and all other claims of any kind, including but not limited to any claims for attorneys’ fees.

5.2. The Releasing Parties covenant not to sue any Released Party for any Released Claim.  The Releasing Parties warrant that they have not filed any complaint, claim or charge against a Released Party with any local, state or federal agency or court.  The Releasing Parties agree that, if any such agency or court assumes the prosecution or jurisdiction of any complaint or charge against a Released Party, the Releasing Parties will immediately dismiss the complaint or charge and/or will immediately request such agency or court to dismiss and withdraw from the matter, and the Releasing Parties will not support the effort of anyone else or any entity that might file an action against a Released Party.  In the event the Releasing Parties fail or refuse to undertake these obligations, the Releasing Parties agree that this Agreement shall operate to effectuate their dismissal or withdrawal of such complaint, charge or claim and that the Releasing Parties will forward to the Released Party any monies the Releasing Parties receive from such complaint, charge or claim.

5.3. The Releasing Parties have not assigned or otherwise transferred any interest in any Released Claim.  The Releasing Parties shall not commence, join in, or in any manner seek relief through any suit arising out of, based upon, or relating to any Released Claim.

5.4. If any provision of this release is held invalid, unenforceable or void to any extent by a court of competent jurisdiction, the provision shall be modified, if possible, by reducing its duration and scope to allow enforcement of the maximum permissible duration and scope.  The Company reserves the right to rescind this Agreement and recover all amounts paid under it if any provision of this release is held invalid, unenforceable or void.

6. Review of this Agreement.

6.1. Executive acknowledges that he has read each section of this Agreement, that the Agreement is written in a manner calculated to be understood by Executive, and that Executive in fact understands his rights and obligations under it, including the fact that he is waiving and releasing his rights to sue the Company.

6.2. Executive is advised to consult with legal counsel before executing this Agreement.

6.3. Executive acknowledges that the money being paid pursuant to this Agreement and any other consideration is in excess of all monies or anything else of value owed to him.

    6.4. Executive has up to twenty-one (21) calendar days following the receipt of this Agreement to consider this Agreement before signing it.  However, Executive may consider and sign this Agreement in less time if he so chooses.

6.5. Executive may revoke this Agreement within seven (7) days after his execution of this Agreement (the “Revocation Period”).  To revoke this Agreement, Executive shall deliver notice of such election in writing to Company’s representative, John Ryan, before 5:00 p.m. on the seventh day after execution.  If the seventh day does not fall on a business day, then the Revocation Period shall be deemed extended to 5:00 p.m. the next business day.

6.6. This Agreement is not effective or enforceable until the Revocation Period has expired, and no monies or other consideration will be sent to Executive until after the Revocation Period has expired (assuming the Executive has not timely exercised his right to revoke the Agreement).

7. Consent to Jurisdiction.  EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION OVER NEW YORK, NEW YORK AND THAT SUCH COURTS SHALL BE THE EXCLUSIVE JURISDICTION AND VENUE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 7.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF SUCH COURTS’ JURISDICTION AND VENUE FOR ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

8. Waiver of Jury Trial.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES, TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

9. Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

10. Entire Agreement; Prior Agreements.

10.1. The parties hereby terminate Executive’s Employment Agreement dated February 2, 2011 (“the Prior Employment Agreement”); provided that Executive acknowledges, agrees, and understands that Sections 5 (Nondisclosure and Nonuse of Proprietary Information; Ownership of Intellectual Property), 6 (Non-Competition and Non-Solicitation) and 11 through 23 of the Prior Employment Agreement remain applicable and enforceable, are incorporated into this Agreement by reference, and that nothing contained in this Agreement shall be interpreted as modifying, replacing, terminating, or otherwise affecting the enforceability of such Sections.

10.2. This Agreement represents the entire agreement of the parties with respect to the subject matters addressed herein and may not be modified or amended except upon a written agreement signed by both parties.

11. No Fraud.  The parties agree that no inducements, statements or representations have been made that are not set forth in this Agreement and that they did not rely on any inducements, statements or representations not set forth herein.

12. Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13. No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14. Counterparts.  This Agreement may be executed in separate counterparts (including by means of facsimile and electronic transmission in portable document format (pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15. Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

16. Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

17. Titles and Headings.  The titles and headings of the various sections of this Agreement are intended solely for convenience of reference and are not intended to explain, modify or place any interpretation upon any of the provisions of this Agreement.

18. Legal Fees and Costs.  In any litigation that arises from this Agreement, the prevailing party (or parties) may recover its legal fees and costs from the non-prevailing party (or parties).

19. Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Company:

Bonds.com Group, Inc.
529 5th Avenue
New York, NY  10017
Attn: Chairman of the Board

Notices to Executive:

To Executive’s last known address on Company’s personal records or to such other name or address as any designated recipient shall specify by notice to the other designated recipients in the manner specified in the Employment Agreement.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

20. Section 409A Matters.  The Executive and the Company acknowledge and agree that Executive’s termination of employment constitutes an involuntary separation from service, within the meaning of Treasury Regulation Section 1.409A-1(n), as of the Separation Date.

21. Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to the Company and its Subsidiaries, any other Person controlling, controlled by or under common control with the Company or any of its Subsidiaries and, in the case of a Person which is a partnership, any partner of the Person.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” or “Subsidiaries” means any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof and for this purpose a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

PLEASE READ CAREFULLY.  THIS GENERAL RELEASE INCLUDES
A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

    IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the date first above written.

Executed this 5th  day of December, 2011.

/s/ George O'Krepkie	/s/ Michael Sanderson
WITNESS	MICHAEL SANDERSON

Executed this 5th day of December, 2011.

BONDS.COM GROUP, INC.

/s/ George O'Krepkie	By:	/s/ John M. Ryan
WITNESS		John M. Ryan
	Title:	Chief Financial Officer